Exhibit 99.1

AITX's RAD to Deploy RIO for State Emergency Services Department

Initial Deployment Follows Two Years of Collaboration and Rigorous Field Testing with
State Emergency Authorities

Detroit, Michigan, July 1, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced that its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), will soon deploy a RIO™ 360 solar-powered security tower at a remote, high-security installation operated by a U.S. state agency. This initial deployment was contracted through the state's emergency management division following an extensive two-year engagement that included long-term field testing and rigorous evaluation of RAD's technology.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES

Artist's depiction of a RAD RIO 360 solar tower positioned in a desolate, remote area.

The high-priority site presents complex logistical and safety challenges, including geographic isolation, environmental hazards, and limited infrastructure. RAD's RIO was selected after successfully demonstrating consistent reliability and autonomous operation in demanding field tests. As more public agencies seek independent, portable solutions for locations where traditional security measures are ineffective or cost-prohibitive, RIO is proving to be a compelling answer to this growing need.

A contributing factor in the agency's decision to move forward with RAD was the Company's successful completion of its SOC 2 Type 2 audit. This independent validation of RAD's internal controls and data protection protocols provided the necessary assurance for a client operating in a sensitive and high-security environment. For many government and enterprise clients, SOC 2 Type 2 compliance is a baseline requirement when evaluating technology partners for mission-critical deployments.

"We are honored to support this important mission," said Steve Reinharz, CEO/CTO of AITX and RAD. "This deployment is the result of a long-term effort by our team to meet the rigorous standards of a client that prioritizes performance, reliability, and innovation. We see this as a significant milestone, with the potential to open new channels for growth and further demonstrate RAD's unique capabilities in complex, high-security environments."

This initial deployment represents a strategic foothold with one of the most discerning clients RAD has engaged to date. The Company believes that successful execution at this location could lead to a substantial expansion of RAD's presence across multiple sites managed by the agency. Discussions regarding additional deployments are already underway, reflecting the client's recognition of RAD's ability to deliver reliable, autonomous security in mission-critical scenarios.

RAD invites government agencies, infrastructure managers, and security professionals to explore how RIO and its supporting technologies are addressing the challenges of remote and high-security environments. To learn more about RAD's security solutions or to request a private demonstration, visit www.radsecurity.com or contact the RAD sales team today.

Sitting atop a standard RIO 360 configuration are two ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA's AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD's software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA's high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz

______________________________

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/